Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Electra Battery Materials Corporation

We consent to the use of our report dated April 4, 2023, on the consolidated financial statements of Electra Battery Materials Corporation (the “Entity”), which comprise the consolidated statements of income (loss) and other comprehensive income (loss), cash flows and shareholders’ equity for the year ended December 31, 2022, and the related notes (collectively the “consolidated financial statements”), which is incorporated by reference in the Registration Statement on Form F-3 of the Entity dated June 26, 2025.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

June 26, 2025

Toronto, Canada